Exhibit 10.2

RECEIVABLES SALE AGREEMENT
dated as of November 19, 2021
among
C.H. ROBINSON WORLDWIDE, INC.,
as initial Master Servicer
and
C.H. ROBINSON COMPANY INC.,
as an Originator,
and, the other
ORIGINATORS FROM TIME TO TIME PARTY HERETO,
as Originators
and
C.H. ROBINSON RECEIVABLES, LLC,
as Buyer

Table of Contents

		Page
ARTICLE I	Definitions AND RELATED MATTERS	1
Section 1.1	Defined Terms	1
Section 1.2	Other Interpretive Matters	2
ARTICLE II	AGREEMENT TO Purchase, SELL AND CONTRIBUTE	2
Section 2.1	Purchase, Sale and Contribution	2
Section 2.2	Timing of Purchases	2
Section 2.3	Purchase Price	2
Section 2.4	No Recourse or Assumption of Obligations	3
ARTICLE III	ADMINISTRATION AND COLLECTION	4
Section 3.1	CHR to Act as Master Servicer, Contracts	4
Section 3.2	Deemed Collections	4
Section 3.3	Actions Evidencing Purchases	5
Section 3.4	Application of Collections	6
ARTICLE IV	REPRESENTATIONS AND WARRANTIES	6
Section 4.1	Mutual Representations and Warranties	6
Section 4.2	Additional Representations and Warranties of Each Originator	8
ARTICLE V	GENERAL COVENANTS	12
Section 5.1	Mutual Covenants	12
Section 5.2	Additional Covenants of Each Originator	13
Section 5.3	Reporting Requirements	14
Section 5.4	Negative Covenants of Each Originator	17
ARTICLE VI	TERMINATION OF PURCHASES	19
Section 6.1	Voluntary Termination	19
Section 6.2	Automatic Termination	19
ARTICLE VII	INDEMNIFICATION	19
Section 7.1	Each Originator's Indemnity	19
Section 7.2	Contribution	23
ARTICLE VIII	MISCELLANEOUS	23
Section 8.1	Amendments, etc	19
Section 8.2	No Waiver; Remedies	23
Section 8.3	Notices, Etc	24
Section 8.4	Binding Effect; Assignment	24
Section 8.5	Survival	24
Section 8.6	Costs, Expenses and Taxes	24
Section 8.7	Execution in Counterparts; Integration	25
Section 8.8	Governing Law	25
Section 8.9	Waiver of Jury Trial	25

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Table of Contents
(continued)

Section 8.10	Consent to Jurisdiction; Waiver of Immunities	26
Section 8.11	Confidentiality	26
Section 8.12	No Proceedings	26
Section 8.13	No Recourse Against Other Parties	26
Section 8.14	Grant of Security Interest	26
Section 8.15	Binding Terms in Other Transaction Documents	27
Section 8.16	Joint and Several Liability	27
Section 8.17	Severability	27
ARTICLE IX	JOINDER OF ADDITIONAL ORIGINATORS	27
Section 9.1	Addition of New Originators	27

ANNEX 1	UCC Details Schedule
ANNEX 2	Notice Information
EXHIBIT 2.3(d)	Form of Notice
EXHIBIT 5.3	Form of Compliance Certificate
EXHIBIT 9	Form of Joinder Agreement

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RECEIVABLES SALE AGREEMENT
THIS RECEIVABLES SALE AGREEMENT dated as of November 19, 2021 (this “Agreement”) is among C.H. ROBINSON WORLDWIDE, INC., a Delaware corporation (“CHR”), as initial master servicer (in such capacity, the “Master Servicer”), C.H. ROBINSON COMPANY INC., a Minnesota corporation (“CHRCI”), THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS ORIGINATORS (together with CHRCI, the “Originators” and each, an “Originator”), and C.H. ROBINSON RECEIVABLES, LLC, a Delaware limited liability company (the “Buyer”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.

DEFINITIONS AND RELATED MATTERS
Section 1.1 Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) Appendix A to the Receivables Purchase Agreement dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Receivables Purchase Agreement”) among Buyer, as Seller, CHR, as initial Master Servicer, the purchasers party thereto from time to time, and Bank of America, N.A., as Committed Purchaser and as Administrative Agent, and (b) as used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated below:
“Contract” means with respect to a Receivable, a contract (including any purchase order or invoice) between any Originator and an Obligor pursuant to which such Receivable arises or which evidences such Receivable. A “related” Contract with respect to a Receivable means a Contract under which such Receivable in the Receivables Pool arises.
“Joinder Agreement” has the meaning given in Section 9.1(c).
“Related Assets” means (a) all rights to, but not any obligations under, all Related Security with respect to the Receivables, (b) all Records (but excluding any obligations under the Contracts), (c) all Collections in respect of, and other proceeds of, the Receivables or any other Related Security, (d) all rights and remedies of any Originator under any Transaction Documents and any other rights or assets pledged sold or otherwise transferred to Buyer hereunder, and (e) all the products and proceeds of any of the foregoing.
“Senior Interest Holders” has the meaning given in Exhibit 2.3(d).
“Senior Interests” has the meaning given in Exhibit 2.3(d).
“Subordinated Note” has the meaning given in Section 2.3(d).
“Subordination Provisions” has the meaning given in each Subordinated Note.
Section 1.2 Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to part (B) of Appendix A to the Receivables Purchase Agreement.

ARTICLE II.

AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE
Section 2.1 Purchase, Sale and Contribution. Upon the terms and subject to the conditions set forth in this Agreement, each Originator hereby sells or contributes, as applicable, to Buyer, and Buyer hereby purchases or acquires from each Originator, as applicable, all of such Originator’s right, title and interest in, to and under the Receivables and the Related Assets, in each case whether now existing or hereafter arising, acquired, or originated.
Section 2.2 Timing of Purchases. All of the Receivables existing at the opening of each Originator’s business on the Closing Date are hereby sold or contributed, as applicable, to Buyer on such date in accordance with the terms hereof. In respect of purchases on the Closing Date sold by such Originator hereunder, Buyer shall pay the respective Originators the applicable cash Purchase Price for the Receivables within two (2) Business Days after such creation in immediately available funds; provided, however, to the extent that Buyer does not have funds available to pay the Purchase Price due on any day in cash (such cash insufficiency being a “Deferred Payment”), then until such Deferred Payment is made in cash, the Deferred Payment shall be deemed principal, as applicable to each Originator, of the respective Subordinated Notes, subject to the limitation in Section 2.3(d) below. On and after the Closing Date until the Purchase Termination Date, each Receivable shall be deemed to have been sold or contributed to Buyer immediately (and without further action by any Person) upon the creation or acquisition of such Receivable. The Related Assets with respect to each Receivable shall be sold or contributed at the same time as such Receivable, whether such Related Assets exist at such time or arise, are acquired or are originated thereafter.
Section 2.3 Purchase Price. The purchase price (“Purchase Price”) for the Receivables and the Related Assets shall equal the fair market value of the Receivables as agreed by each Originator and Buyer at the time of purchase or acquisition.
(b)On the date of the initial purchase, CHRCI shall contribute Receivables to Buyer as a capital contribution in the amount set forth in a written notice on the date thereof from CHRCI to Buyer and Administrative Agent.
(c)Buyer shall pay the related Originator the Purchase Price with respect to each non-contributed Receivable and the Related Assets, created or acquired by such Originator on the date of purchase thereof as set forth above by transfer of funds, to the extent that Buyer has funds available for that purpose after satisfying Buyer’s obligations under the Receivables Purchase Agreement.
(d)In the case of any Originator, to the extent Buyer does not have funds available to pay the Purchase Price due on any day in cash, Buyer shall execute and deliver in the form attached to this Agreement as Exhibit 2.3(d), a subordinated promissory note (each, a “Subordinated Note”) in a principal amount equal to such Deferred Payment and payable to the order of such Originator, or shall increase the principal amount of any outstanding Subordinated Note to such Originator by the amount of any Deferred Payment; provided, that the aggregate principal amount of the Subordinated Notes shall not at any time exceed or be permitted to exceed the maximum amount on the Subordinated Notes that could be owed without rendering Buyer’s net worth (as calculated in accordance with GAAP consistently applied) less than the minimum net worth required under Section 7.3(j) of the Receivables Purchase Agreement. Each Originator is hereby authorized by Buyer to endorse on the schedule attached to its Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.
(e)To the extent Buyer does not have funds available to pay the Purchase Price due on any day in cash, and any Subordinated Note may not be increased as provided in Section 2.3(d) above, CHRCI, as an Originator hereunder and as sole member of the Buyer, may elect in its sole discretion to treat CHRCI Receivables allocable to any Deferred Payment to have been transferred by CHRCI to Buyer as a capital contribution, in return for an increase in the value of the equity interest in Buyer held by CHRCI. CHRCI may also, at its option in its sole discretion, contribute cash to Buyer in return for an increase in the value of the equity interest in Buyer held by CHRCI. For the avoidance of doubt, nothing in this Agreement shall be construed to require CHRCI to make any capital contribution to the Buyer. CHRCI and Buyer shall each record on its respective books and records any capital contribution made by CHRCI to Buyer promptly following its occurrence.
Section 2.4 No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the purchase and sale or contribution, as applicable, of Receivables and Related Assets under this Agreement shall be without recourse to any Originator. Each Originator and Buyer intend the transactions hereunder to constitute absolute and irrevocable true sales or valid contributions of Receivables and the Related Assets by each Originator to Buyer, providing Buyer with the full risks and benefits of ownership of the Receivables and Related Assets (such that the Receivables and the Related Assets would not be property of any Originator’s estate in the event of such Originator’s bankruptcy).
None of Buyer, Administrative Agent, the Purchasers or the other Affected Parties shall have any obligation or liability under any Receivables or Related Assets, nor shall Buyer, Administrative Agent, any Purchaser or the other Affected Parties have any obligation or liability to any Obligor or other customer or client of any Originator (including any obligation to perform any of the obligations of any Originator under any Receivables or Related Assets).
ARTICLE III.

ADMINISTRATION AND COLLECTION
Section 3.1 CHR to Act as Master Servicer, Contracts. CHR shall be responsible for the master servicing, administration and collection of the Receivables and the Related Assets for the benefit of Buyer and for the benefit of Administrative Agent (as Buyer’s assignee) on behalf of the Purchasers, all on the terms set out in (and subject to any rights to terminate CHR as Master Servicer and appoint a successor Master Servicer pursuant to) the Receivables Purchase Agreement.
(b)Buyer and each Originator hereby grant to Master Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Buyer or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any writing or other right of any kind held or transmitted by Buyer or such Originator or transmitted or received by Buyer or such Originator in connection with any Receivable and any Related Assets (including under the related Records).
(c)Each Originator hereby grants to Buyer and to Administrative Agent, as assignee of Buyer, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Buyer or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any writing or other right of any kind held or transmitted by Buyer or such Originator or transmitted or received by Buyer or such Originator in connection with any Receivable and any Related Assets (including under the related Records).
(d)Each Originator shall perform all of its obligations under the Records to the same extent as if the Receivables had not been sold or contributed, as applicable, hereunder and the exercise by each of Buyer, Master Servicer, Administrative Agent or any of their respective designees of its rights hereunder or under the Receivables Purchase Agreement shall not relieve such Originator from such obligations.
Section 3.2 Deemed Collections. If on any day:
(i)the Unpaid Balance of any Receivable originated by any Originator is: (A) reduced or cancelled as a result of any Dilution or otherwise, (B) less than the amount included in calculating the Net Portfolio Balance for purposes of any Information Package (for any reason other than such Receivable becoming a Defaulted Receivable or due to the application of Collections received with respect to such Receivable), or (C) extended, amended or otherwise modified or waived or any term or condition of any related Contract is amended, modified or waived (except as expressly permitted under Section 8.2(b) of the Receivables Purchase Agreement); or
(ii)any of the representations or warranties of any Originator set forth in Section 4.2(a), (c) or (k) were untrue when made with respect to any Receivable originated by such Originator or any of the representations or warranties of any Originator set forth in Section 4.2(a) or (c) are no longer true with respect to any Receivable originated by such Originator;
then, on such day, such Originator shall be deemed to have received a Collection of such Receivable:
(1)in the case of clauses (i)(A) through (B) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance (as determined immediately prior to the applicable event) and the amount included in respect of such Receivable in calculating such Net Portfolio Balance or, with respect to clause (i)(C) above, in the amount that such extension, modification, amendment or waiver affects the Unpaid Balance of the related Receivable in the sole determination of Buyer or its assignee; or
(2)in the case of clause (ii) above, in the amount of the entire Unpaid Balance of the relevant Receivable (as determined immediately prior to the applicable event) with respect to which such representations or warranties of any Originator are or were untrue.
Collections deemed received by any Originator under this Section 3.2(a) are herein referred to as “Deemed Collections”.
(b)Such Originator shall transfer to Buyer immediately available funds in the amount of such Deemed Collections within two (2) Business Days from the event giving rise to such Deemed Collection, or at the option of Buyer so long as no Event of Termination or Unmatured Event of Termination is continuing, the amount of such Deemed Collection may be set off against the unpaid principal balance of such Originator's Subordinated Note.

Section 3.3 Actions Evidencing Purchases. On or prior to the Closing Date, each Originator (or Master Servicer, on behalf of Originators) shall mark its records evidencing Receivables and Contracts in a form acceptable to Buyer, evidencing that the Receivables have been transferred in accordance with this Agreement and none of the Originators or Master Servicer shall change or remove such mark without the consent of Buyer and its assignee. In addition, each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Buyer or its assignee may request in order to perfect, protect or more fully evidence the purchases, sales and contributions hereunder, or to enable Buyer or its assigns to exercise or enforce any of their respective rights with respect to the Receivables and the Related Assets. Without limiting the generality of the foregoing, each Originator will upon the request of Buyer or its designee: (i) authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and (ii) upon and after the occurrence of an Event of Termination or an Unmatured Event of Termination, mark conspicuously each Contract evidencing each Receivable with a legend, acceptable to Buyer, evidencing that the related Receivables have been sold or contributed in accordance with this Agreement.
(b)Each Originator hereby authorizes Buyer or its designee (i) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and the Related Assets now existing or hereafter arising in the name of such Originator and (ii) to the extent permitted by the Receivables Purchase Agreement, to notify Obligors of the assignment of the Receivables and the Related Assets.
(c)Without limiting the generality of subsection (a) above, each Originator shall: authorize and deliver and file or cause to be filed appropriate continuation statements, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.
Section 3.4 Application of Collections. Unless Buyer instructs otherwise, any payment by an Obligor in respect of any indebtedness owed by it shall, except as otherwise specified in writing or otherwise by such Obligor, required by Law or by the underlying Contract, be applied: first, as a Collection of any Receivable or Receivables then outstanding of such Obligor, with such Receivables being paid in the order of the oldest first, and, second, to any other indebtedness of such Obligor.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
Section 4.1 Mutual Representations and Warranties. Each Originator represents and warrants to Buyer, and Buyer represents and warrants to each Originator, as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:
(a)Organization and Good Standing. It has been duly organized in, and is validly existing as a corporation or limited liability company, as applicable, in good standing under the Laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted, except to the extent that the failure to have such power and authority could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Due Qualification. It is duly qualified to do business as a foreign organization in good standing and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents (and Joinder Agreement, if applicable) to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to which it is a party, (C) with respect to each Originator, sell or assign the Receivables and the Related Assets on the terms and conditions herein provided and (D) with respect to Buyer, purchase, acquire and own the Receivables and the Related Assets on the terms and conditions herein provided and (ii) has duly authorized by all necessary corporate or limited liability company action, as applicable, the execution, delivery and performance of this Agreement and the other Transaction Documents (and Joinder Agreement, if applicable) to which it is a party in any capacity and on the terms and conditions herein or therein provided.
(d)Binding Obligations. This Agreement constitutes, and each other Transaction Document (and Joinder Agreement, if applicable) to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.
(e)No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents (and Joinder Agreement, if applicable) and the fulfillment of the terms hereof and thereof by it will not, (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its articles or certificate of incorporation, bylaws, certificate of formation or limited liability company agreement, as applicable, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents, or (iii) violate any Law applicable to it or any of its properties, except in the case of clause (i)(B), (ii) or (iii), where such violation of Law could reasonably be expected to have a Material Adverse Effect.
(f)No Proceedings. There are no proceedings or investigations pending, or to the knowledge of any of its officers, threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document (or Joinder Agreement, if applicable) to which it is a party, (ii) seeking to prevent the sale, assignment or contribution, as applicable, of any Receivables and Related Assets or the consummation of the purposes of this Agreement or any of the other Transaction Documents (or Joinder Agreement, if applicable) to which it is a party, (iii) seeking any determination or ruling that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) seeking to adversely affect, or in which there is a reasonable likelihood of a determination adversely affecting, in either case, the federal income tax attributes of the sales, assignments or contributions, as applicable, hereunder or (vi) that would prevent it from conducting its business operations relating to the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents. No injunction, decree or other decision has been issued or made by any Governmental Authority against it or its properties that prevents it from conducting its business operations relating to the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents.
(g)Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar Law.
(h)Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document (or Joinder Agreement, if applicable) or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in such Transaction Documents, all of which, at the time required in Article V of the Receivables Purchase Agreement, shall have been duly made and shall be in full force and effect.
(i)Ordinary Course of Business. Each remittance of Collections transferred by such Originator to Buyer under this Agreement or pursuant to the other Transaction Documents will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and the Buyer.
Section 4.2 Additional Representations and Warranties of Each Originator. Each Originator represents and warrants to Buyer as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:
(a)Valid Sale. This Agreement constitutes an absolute and irrevocable valid sale, transfer and assignment or contribution, as applicable, of the Receivables originated by such Originator and the Related Assets to Buyer free and clear of any Adverse Claim, or alternatively the granting of a valid security interest in the Receivables and the Related Assets to Buyer, enforceable against creditors of, and purchasers from such Originator.
(b)Use of Proceeds. The use of all funds obtained by such Originator under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System.
(c)Quality of Title. Prior to its sale or contribution to Buyer hereunder, each Receivable, together with the Related Assets, is owned by it free and clear of any Adverse Claim; when Buyer makes a purchase or acquires such Receivable and Related Assets and Collections and proceeds if any of the foregoing by contribution, Buyer shall have acquired legal and equitable title to such Receivable, for fair consideration and reasonably equivalent value (and each Originator represents and warrants that it has taken all steps under the UCC necessary to transfer such good title and ownership interests in such assets), free and clear of any Adverse Claim; and no financing statement or other instrument similar in effect covering any Receivable, any interest therein, and the Related Assets is on file in any recording office, except such as may be filed (i) in favor of such Originator or Buyer in accordance with the Contracts or any Transaction Document (and assigned to Administrative Agent) or (ii) in favor of any Purchaser or Administrative Agent in accordance with the Receivables Purchase Agreement or any Transaction Document.
(d)Accurate Reports. No Information Package (to the extent information therein was supplied by such Originator or any of its Subsidiaries or Affiliates) or any other written information, exhibit, financial statement, document, book, record or report furnished by such Originator to Buyer, Administrative Agent or any other Affected Party in connection with this Agreement or any other Transaction Document: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed in writing to Administrative Agent, Buyer, or other applicable Affected Party at such time) as of the date so furnished; or (ii) contained or will contain when furnished any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading; provided, that, with respect to projected financial information and information of a general economic or industry specific nature, each Originator represents only that such information has been prepared in good faith based on assumptions believed by such Originator to be reasonable.
(e)UCC Details. Such Originator’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization and the location of its chief executive office and principal place of business are specified in Annex 1, its federal employer identification number, if any, is specified in its Internal Revenue Service Form W-9 delivered to the Administrative Agent pursuant to Section 5.1 of the Receivables Purchase Agreement, and the offices where such Originator keeps all its Records are specified in Annex 1 (or at such other locations, notified to Administrative Agent and Buyer in accordance with Section 7.1(f) of the Receivables Purchase Agreement), in jurisdictions where all action required by Section 8.5 of the Receivables Purchase Agreement has been taken and completed. Except as described in Annex 1, such Originator has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and such Originator has never changed the location of its chief executive office or its true legal name, identity or corporate structure. Each Originator is organized only in a single jurisdiction.
(f)Lock-Box Accounts. The names and addresses of all of the LockBox Banks, together with the account numbers of the LockBox Accounts at such Lock-Box Banks, are specified in Schedule 6.1(n) of the Receivables Purchase Agreement.
(g)No Disclosure Required. Under applicable Law, such Originator is not required to file a copy of this Agreement or any other Transaction Document with any Governmental Authority except for (i) as required by the SEC or any rules and regulations promulgated by the SEC or (ii) the filing of the UCC financing statements referred to in Article V of the Receivables Purchase Agreement, all of which, at the time required in Article V of the Receivables Purchase Agreement, shall have been duly made and shall be in full force and effect.
(h)Tax Status. Such Originator has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Adverse Claim exists.

(i)Servicing Programs. No license or approval is required for Master Servicer or Buyer’s use of any software or other computer program used by such Originator in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.
(j)Credit and Collection Policies; Law. Such Originator has complied with its Credit and Collection Policies in all material respects, and such policies have not changed in any material respect since the Closing Date except in accordance with Section 5.3(g). Such Originator has complied with all applicable Law except where such noncompliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(k)Eligible Receivables. Each Receivable shall be an Eligible Receivable on the date of any sale or contribution hereunder, unless otherwise specified in the first Information Package that includes such Receivable.
(l)Adverse Change in Receivables. Since December 31, 2020, there has been no material adverse change in the value, validity, enforceability, collectability or the payment history of the Receivables originated by such Originator.
(m)Financial Condition. All financial statements of CHR and its consolidated Subsidiaries (including the notes thereto) delivered in connection with this Agreement or any other Transaction Document were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition, business, business prospects and operations of CHR and its consolidated Subsidiaries as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments). Since December 31, 2020, there has been no change in the business, property, operations or financial condition of CHR and its Subsidiaries which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(n)Investment Company Act. Such Originator is not required to register as an “Investment Company” under (and as defined in) the Investment Company Act.
(o)ERISA. Such Originator and its respective ERISA Affiliates (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan; (ii) are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan; (iii) have not incurred any liability to the Pension Benefit Guaranty Corporation or to any Plan under Title IV of ERISA, other than a liability to the Pension Benefit Guaranty Corporation for premiums under Section 4007 of ERISA; (iv) have not incurred any liability to the Pension Benefit Guaranty Corporation or to any Plan under Title IV of ERISA with respect to a plan termination under Section 4041 of ERISA; and (v) have not incurred any Withdrawal Liability to a Multiemployer Plan. No steps have been taken by any Person to terminate any Plan the assets of which are not sufficient to satisfy all of its benefit liabilities under Title IV of ERISA.
(p)No Event of Termination. No Master Servicer Termination Event, Unmatured Master Servicer Termination Event, Event of Termination or Potential Event of Termination has occurred and is continuing, or would result from the sale, transfer and assignment or contribution of the Receivables originated by such Originator.

(q)No Fraudulent Conveyance. No sale or contribution hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.
(r)Solvent. Such Originator is Solvent.
(s)Reliance on Separate Legal Identity. Such Originator acknowledges that each of the Purchasers, the Purchaser Agents and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from such Originator.
(t)Anti-Corruption Laws and Sanctions. Each Originator has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by it and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Each Originator, its Affiliates and Subsidiaries and their respective officers, employees, directors and, to such Originator’s knowledge, agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No Originator, nor any Person directly or indirectly controlling or controlled by an Originator, or any Affiliate of any of the foregoing, (a) is a Sanctioned Entity; (b) is controlled by or is acting on behalf of a Sanctioned Entity; (c) to its knowledge is under investigation for an alleged breach of Sanction(s) by any Governmental Authority that enforces Sanctions; or (d) will fund any portion of the Purchase Price with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause the Administrative Agent, any Affected Party or any other party to this Agreement to be in breach of any Sanctions. The transactions contemplated by this Agreement will not violate Anti-Corruption Laws or applicable Sanctions.
(u)Opinions. The facts regarding such Originator, the Receivables, the Related Assets and the related matters set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(v)Unsold Receivables. Each Unsold Receivable and the proceeds thereof, are owned by an Originator (or an Affiliate thereof) free and clear of any Adverse Claim (other than an Adverse Claim held by a Person who is then party to an Intercreditor Agreement that is in form and substance satisfactory to the Administrative Agent).
(w)Interline Trust. No Interline Relationship has been established by any CHR Party (or any Affiliate thereof) with any third-party carrier.
ARTICLE V.

GENERAL COVENANTS
Section 5.1 Mutual Covenants. At all times prior to the Final Payout Date, Buyer and each Originator shall:
(a)Compliance with Laws, Etc. Comply in all respects with all applicable Laws with respect to it, the Receivables and the related Contracts, except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Preservation of Existence. Except as expressly permitted by Section 5.4(e), preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign organization in each jurisdiction except where the failure to preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)Separateness. (i) To the extent applicable to it, observe the applicable legal requirements for the recognition of Buyer as a legal entity separate and apart from CHR, CHRCI and any Affiliate of CHR or CHRCI, including complying with (and causing to be true and correct) each of the facts and assumptions contained in the legal opinions of counsel delivered in connection with this Agreement and the other Transaction Documents regarding “true” sale and “substantive consolidation” matters (and any later bring-downs or replacements of such opinions), (ii) not take any actions inconsistent with the terms of Section 7.8 of the Receivables Purchase Agreement or Buyer’s limited liability company agreement, (iii) CHR and CHRCI may issue consolidated financial statements that will include Buyer, but such financial statements shall disclose the separateness of Seller and that the Pool Receivables are owned by Buyer and are not available to creditors of CHR or CHRCI to the extent required by GAAP, (iv) if any Originator shall provide Records relating to Pool Receivables to any creditor of Originator, such Originator shall also provide to such creditor a notice indicating that (A) such Receivables have been conveyed to the Buyer and pledged to the Administrative Agent in accordance with the Transaction Documents and (B) the Collections relating to such Pool Receivables are held in trust pursuant to Section 3.4 of the Receivables Purchase Agreement and (v) each Originator’s financial statements shall disclose the separateness of Buyer and that the Receivables are owned by Buyer and are not available to creditors of such Originator or of its Affiliates.
Section 5.2 Additional Covenants of Each Originator. At all times prior to the Final Payout Date, each Originator shall:
(a)Inspections. (i) From time to time, upon reasonable notice and during regular business hours, permit Buyer, Administrative Agent, each Purchaser, each Purchaser Agent and any of their respective agents, regulators or representatives including certified public accountants or other auditors or consultants acceptable to Administrative Agent, such Purchaser Agent, such Purchaser or Buyer, as applicable (at the sole cost and expense of such Originator), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of such Originator or its Affiliates or agents, and (B) to visit the offices and properties of such Originator or its agents or Affiliates for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Receivables originated by such Originator or such Originator’s performance hereunder with any of the officers or employees of such Originator or its Affiliates having knowledge of such matters; provided that, unless an Event of Termination shall have occurred that has not been waived in accordance with the Receivables Purchase Agreement at the time any such audit/inspection is requested, such Originator shall only be required to reimburse any Person for costs and expenses related to one such audit/inspection during any calendar year (excluding any audits/inspections requested by Buyer).
(b)Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including (i) an ability to recreate records evidencing the Receivables and Related Assets in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables and Unsold Receivables), and keep and maintain, or cause to be kept and maintained (or transferred to Master Servicer), all documents, books, records and other information necessary or advisable for the collection of all Receivables and Related Assets and the identification and reporting of all Excluded Receivables and Unsold Receivables (including records adequate to permit the daily identification of each new Receivable, Unsold Receivable and Excluded Receivable and all Collections of and adjustments to each existing Receivable, Unsold Receivable and Excluded Receivable received, made or otherwise processed on that day). At any time after the occurrence of an Event of Termination that has not been waived in accordance with the Receivables Purchase Agreement, upon request of Administrative Agent or Buyer, deliver the originals of all Contracts to Administrative Agent or Buyer, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against the Obligor thereof.
(c)Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts and the Receivables, unless, with respect to a Receivable, such Originator or Master Servicer makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2.
(d)Location of Records. Keep its principal place of business and chief executive office, and the offices where it keeps the Records (and all original documents relating thereto), at the address(es) of such Originator referred to in Annex 1 or, upon thirty (30) days’ prior written notice to Administrative Agent, at such other locations in jurisdictions where all action required by Section 8.5 of the Receivables Purchase Agreement shall have been taken and completed.
(e)Credit and Collection Policies. Until such Receivable is sold or contributed to Buyer, comply in all material respects with its Credit and Collection Policy in regard to each Receivable and the Related Assets and not agree to any material changes thereto except as expressly permitted hereunder and under the Receivables Purchase Agreement.
(f)Collections. Instruct all Obligors to cause all Collections of Receivables to be deposited directly in a Lock-Box Account covered by an effective Lock-Box Agreement. In the event such Originator or any of its Affiliates receive any funds constituting Collections (including any insurance payments with respect to amounts owed in respect of Receivables and any net proceeds of the sale or other disposition of repossessed goods or other collateral or property of any Obligor and available to be applied to the payment of any Receivable) other than through the deposit to a Lock-Box Account, such Originator shall (or shall cause such Affiliate to) deposit such funds in a Lock-Box Account covered by a Lock-Box Agreement within two (2) Business Days of its receipt thereof. Such Originator shall take commercially reasonable actions to ensure that no amounts other than Collections on Pool Receivables are deposited into the New Lock-Box Account. The Originators shall cooperate with Buyer and Master Servicer in collecting amounts due from Obligors in respect of the Receivables. Each Originator hereby grants to Buyer and Master Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any Collections and any checks, instruments or other proceeds of the Receivables held or transmitted by such Originator or transmitted or received by Buyer (whether or not from such Originator) in connection with any Receivable transferred by it hereunder.
(g)Agreed Upon Procedures. Cooperate with Master Servicer and the designated accountants or consultants for each annual agreed upon procedures report required pursuant to Sections 7.2(e) and 7.5(f) of the Receivables Purchase Agreement.
(h)Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables in accordance with the Credit and Collection Policies, but in any event no less frequently than as required under the Contract related to such Receivable.
(i)Federal Assignment of Claims Act. If requested by the Agent, prepare and make any filings under the Federal Assignment of Claims Act with respect to Receivables from Obligors that are Governmental Authorities, that are necessary or desirable in order for the Agent to enforce such Receivable against the Obligor thereof.
Section 5.3 Reporting Requirements. From the date hereof until the Final Payout Date, each Originator will furnish to Buyer and to Administrative Agent each of the following:
(a)[Reserved].
(b)Financial Statements and Other Information. Each Originator will furnish (or caused to be furnished) to Administrative Agent:
(i)promptly following a request therefor, any documentation or other information that Buyer, Administrative Agent or any Purchaser reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti money laundering rules and regulations, including the Patriot Act; and
(ii)from time to time such further information regarding the business, affairs and financial condition of such Originator and its subsidiaries as Buyer or Administrative Agent shall reasonably request.
(c)ERISA. (i) Promptly after the filing or receiving thereof, such Originator shall deliver copies of (I) all reports and notices with respect to any Reportable Event which such Originator or any of its respective ERISA Affiliates files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which such Originator or any of its respective ERISA Affiliates receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor and (II) all reports and documents which such Originator files under any other applicable pension benefits legislation that relate to matters concerning, or that would adversely affect or could, individually or in the aggregate, reasonably be expected to adversely affect the Receivables (including the value, validity, the collectability or enforceability thereof), the priority of Administrative Agent’s lien therein or the enforceability thereof, the transactions contemplated by the Transaction Documents, or the performance of such Originator, or the ability of such Originator (or any of its Affiliates) to perform, thereunder.
(ii)Promptly after such Originator becomes aware of the occurrence of any of the events listed in clauses (1) through (5) below, a notice indicating that such event has occurred:

(I)the Secretary of the Treasury issues a notice to such Originator that a Plan has ceased to be a plan described in Section 4021(a)(2) of Title IV of ERISA or when the Secretary of Labor determines that any such plan is not in compliance with Title I of ERISA;
(II)the Secretary of the Treasury determines that there has been a termination or a partial termination within the meaning of Section 411(d)(3) of the Code or Section 4041 of ERISA of any Plan;
(III)any Plan fails to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA;
(IV)any Plan is unable to pay benefits thereunder when due; or
(V)such Originator or any of its ERISA Affiliates liquidates in a case under the Bankruptcy Code, or under any similar Law as now or hereafter in effect.
(d)Events of Termination. Each Originator shall deliver prompt notice of the occurrence of any Event of Termination, Unmatured Event of Termination, Master Servicer Termination Event, Unmatured Master Servicer Termination Event or termination of any sale or contribution of Receivables under this Agreement, accompanied by a written statement of an appropriate officer of such Originator setting forth details of such event and the action that such Originator, as applicable, proposes to take with respect thereto, such notice to be provided promptly (but not later than three (3) Business Days) after such Originator obtains knowledge of any such event.
(e)Servicing Programs. If the Master Servicer is CHR (or an Affiliate of CHR) or an Event of Termination has occurred and has not been waived in accordance with the terms of the Receivables Purchase Agreement and a license or approval is required for Buyer or such Master Servicer’s use of any software or other computer program used by such Master Servicer in the servicing of the Receivables, then each Originator, as applicable, shall at its own expense arrange for Buyer and such Master Servicer to receive any such required license or approval.
(f)Litigation. Promptly, and in any event within three (3) Business Days after such Originator obtains knowledge thereof, notice of (i) any litigation, investigation or proceeding initiated against such Originator which may exist at any time which has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) any material adverse development in litigation previously disclosed by it.
(g)Change in Credit and Collection Policies or Business. At least fifteen (15) days prior to (i) the effectiveness of any material change in or material amendment to such Originator’s Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, requesting Buyer’s and Administrative Agent’s consent thereto and (ii) any change or changes in the character of such Originator’s business, a written notice indicating such change and requesting Buyer’s and Administrative Agent’s consent thereto.

(h)Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of such Originator as Administrative Agent or Buyer may from time to time reasonably request in order to protect the interests of Buyer, Administrative Agent or Purchasers under or as contemplated by this Agreement or any other Transaction Document or to comply with any Law or any Governmental Authority.
(i)Included Region. Promptly, from time to time, notice of any expansion, contraction, change, reorganization, merger or other corporate, organizational or other structural change to any Included Region that would result in any receivables originated by any Originator not being considered Receivables under this Agreement.
(j)Included Branch. Promptly, from time to time, notice of any expansion, contraction, change, reorganization, merger or other corporate, organizational or other structural change to the branches of the Originators that are included in any Included Region.
Section 5.4 Negative Covenants of Each Originator. From the date hereof until the Final Payout Date, each Originator shall not, without the prior written consent of Administrative Agent and Buyer, do or permit to occur any act or circumstance which it has covenanted not to do or permit to occur in any Transaction Document to which it is a party, or:
(a)Sales, Adverse Claims, Etc. Except as otherwise explicitly provided herein or in the other Transaction Documents, sell, assign or otherwise dispose of, or create or suffer to exist any Adverse Claim (by operation of Law or otherwise) upon or with respect to, (i) any Receivable or Related Asset or any interest therein, or any LockBox Account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds (other than the purchase price paid to such Originator hereunder or any proceeds of Collections remitted to such Originator hereunder to the extent such Originator owes no other amounts hereunder) from or in respect of any of the foregoing or (ii) with respect to CHRCI, prior to the Final Payout Date, its equity interest in Buyer, if any.
(b)Extension or Amendment of Receivables. Except as permitted under Section 8.2(b) of the Receivables Purchase Agreement, extend, amend or otherwise modify the terms of any Receivable originated by such Originator or amend, modify or waive any term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of such Receivable is made in connection therewith.
(c)Change in Credit and Collection Policies or Business. (i) Make or consent to any change in the Credit and Collection Policies that would be reasonably likely to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables without the prior written consent of Buyer and Administrative Agent or make any other material change in the Credit and Collection Policies without the prior written consent of Buyer and Administrative Agent, or (ii) make a change in the character of its business that would have or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in either case, without the prior written consent of Buyer and Administrative Agent.
(d)Change in Lock-Box Banks. (i) Add any bank or lock-box account not listed on Schedule 6.1(n) of the Receivables Purchase Agreement as a Lock-Box Bank or Lock-Box Account unless Administrative Agent shall have previously approved and received duly executed copies of all Lock-Box Agreements and/or amendments thereto covering each such new bank and lock-box account, (ii) terminate any Lock-Box Bank, Lock-Box Agreement or related Lock-Box Account without the prior written consent of Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Lock-Box Bank or Lock-Box Account will, upon termination of such Lock-Box Bank or Lock-Box Account and at all times thereafter, be deposited in a Lock-Box Account with another Lock-Box Bank covered by a Lock-Box Agreement or (iii) amend, supplement or otherwise modify any Lock-Box Agreement without the prior written consent of Buyer and Administrative Agent.
(e)Mergers, Sales, Etc. Consolidate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (i) no Event of Termination, Unmatured Event of Termination, Master Servicer Termination Event or Unmatured Master Servicer Termination Event has occurred and is continuing or would result immediately after giving effect thereto, (ii) if Originator is not the surviving corporation or if Originator sells, leases or transfers all or substantially all of its property and assets, the surviving corporation or the Person purchasing or being leased the assets is a wholly owned Subsidiary of CHR and agrees to be bound by the terms and provisions applicable to Originator hereunder, (iii) Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to Administrative Agent, that its obligations under the Performance Guaranty shall apply to the surviving entity, (iv) Administrative Agent and Buyer have consented thereto in writing, such consent not to be unreasonably withheld and (v) Administrative Agent receives such additional certifications and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.
(f)Deposits to Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collections or proceeds thereof to any account (or related lock–box, if applicable) other than any Lock-Box Account covered by a Lock-Box Agreement.
(g)Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or corporate organization structure or make any other change such that any financing statement filed or other action taken to perfect Buyer’s or Administrative Agent’s interests hereunder and under the Receivables Purchase Agreement, as applicable, would become seriously misleading or would otherwise be rendered ineffective, unless (i) such Originator shall have given Buyer and Administrative Agent not less than 30 days’ prior written notice of such change and shall have cured such circumstances, (ii) Administrative Agent and Buyer have consented thereto in writing, such consent not to be unreasonably withheld and (iii) Administrative Agent and Buyer have received such certificates and opinions of counsel as they shall reasonably request. Each Originator shall at all times maintain its jurisdiction of organization and its chief executive office within a jurisdiction in the United States of America in which Article 9 of the UCC (2001 or later revision) is in effect.
(h)Actions Impairing Quality of Title. Take any action that could reasonably be expected to cause any Receivable, together with the Related Assets, not to be owned by it free and clear of any Adverse Claim; or take any action that could cause Administrative Agent not to have a valid ownership free of any Adverse Claim or first priority perfected security interest in the Asset Interest and all products and proceeds of the foregoing, free and clear of any Adverse Claim; or suffer the existence of any financing statement or other instrument similar in effect covering any Receivable or any Related Asset on file in any recording office except such as may be filed (i) in favor of any Originator or Seller in accordance with the Contracts or any Transaction Document or (ii) in favor of a Purchaser or Administrative Agent in accordance with this Agreement or any Transaction Document or take any action that could cause Administrative Agent not to have a valid first priority perfected security interest in each Lock-Box Account and all amounts or instruments on deposit or credited therein from time to time.
(i)Buyer’s Tax Status. Take or cause any action to be taken that could result in the Buyer becoming treated other than as a disregarded entity within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purposes without the consent of the Administrative Agent.
(j)Anti-Corruption Laws and Anti-Money Laundering Laws. Each Originator, each Person directly or indirectly controlling an Originator, each Person directly or indirectly controlled by an Originator and each other Affiliate of any of the foregoing shall (i) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws; (ii) maintain policies and procedures reasonably designed to promote and achieve compliance with all applicable Anti-Money Laundering and Anti-Corruption Laws in all material respects; and (iii) ensure it does not use any of the Purchase or Reinvestment in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.
(k)Change in Included Region. Expand, contract, reorganize, merge, change or otherwise modify any Included Region in any manner that that would result in any receivables that would constitute "Receivables" before giving effect to such event, no longer being considered "Receivables", in each case, without the prior written consent of the Administrative Agent.
(l)Unsold Receivables. Sell, assign or otherwise dispose of, or create or suffer to exist any Adverse Claim (by operation of Law or otherwise) upon or with respect to, any of the Unsold Receivables (unless any purchaser thereof and any Person with an Adverse Claim therein, in each case, is then a party to an Intercreditor Agreement that is in form and substance satisfactory to the Administrative Agent).
(m)Interline Trust. Establish any Interline Relationship with any third-party carrier.
ARTICLE VI.

TERMINATION OF PURCHASES
Section 6.1 Voluntary Termination. The sale by any Originator or contribution by CHRCI, as applicable, of Receivables and Related Assets pursuant to this Agreement may be terminated by any party hereto, upon reasonable notice to the other parties hereto, at any time when the Purchasers’ Total Investment is equal to zero.
Section 6.2 Automatic Termination. The sale by any Originator or contribution by CHRCI, as applicable, of Receivables and Related Assets pursuant to this Agreement shall automatically terminate if an Event of Bankruptcy shall have occurred and remain continuing with respect to such Originator or Buyer.

ARTICLE VII.

INDEMNIFICATION
Section 7.1 Each Originator’s Indemnity. General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable Law, but subject to Sections 7.1(b) and 8.6, each Originator, jointly and severally, hereby agrees to indemnify and hold harmless Buyer, Buyer’s Affiliates and all of their respective successors, transferees, participants and assigns, all Persons referred to in Section 8.4 hereof, and all officers, members, managers, directors, shareholders, officers, employees and agents of any of the foregoing (each an “Originator Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related documented out-of-pocket costs and expenses (including all filing fees), including reasonable attorneys’, consultants’ and accountants’ fees and disbursements (all of the foregoing being collectively referred to as “Originator Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with the Transaction Documents, any of the transactions contemplated thereby, or the ownership, maintenance or purchasing of the Receivables or in respect of or related to any Receivable or Related Assets or otherwise arising out of or relating to or in connection with the actions or inactions of Buyer, Master Servicer, Performance Guarantor, such Originator or any Affiliate of any of them; provided, however, notwithstanding anything to the contrary in this Article VII, excluding Originator Indemnified Amounts solely to the extent (x) resulting from the gross negligence or willful misconduct on the part of such Originator Indemnified Party as determined by a final non-appealable judgment by a court of competent jurisdiction or (y) they constitute recourse with respect to a Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor. Without limiting the foregoing, each Originator, jointly and severally, shall indemnify, subject to the express limitations set forth in this Section 7.1, and hold harmless each Originator Indemnified Party for any and all Originator Indemnified Amounts arising out of, relating to or in connection with:
(i)the transfer by such Originator of any interest in any Receivable other than the sale or contribution, as applicable, of any Receivable and Related Assets to Buyer pursuant to this Agreement and the grant of a security interest or ownership interest to Buyer pursuant to this Agreement;
(ii)any representation or warranty made by such Originator (or any of its officers or Affiliates) under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of any Originator pursuant hereto, which shall have been untrue, false or incorrect when made or deemed made;
(iii)the failure of such Originator to comply with the terms of any Transaction Document the Federal Assignment of Claims Act or any other applicable Law (including with respect to any Receivable or the Related Assets), or the nonconformity of any Receivable or Related Assets with any such Law;
(iv)the lack of an enforceable ownership interest or a first priority perfected security interest in the Receivables (and all Related Assets) transferred, or purported to be transferred, to Buyer pursuant to this Agreement against all Persons (including any bankruptcy trustee or similar Person);
(v)any attempt by any Person (including Buyer) to void the transfers contemplated hereby under statutory provisions or common law or equitable action;

(vi)the failure to file, or any delay in filing of, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or under any other applicable Laws with respect to any Receivable transferred by such Originator, or purported to be transferred by such Originator, to Buyer pursuant to this Agreement whether at the time of any purchase or acquisition, as applicable, or at any time thereafter;
(vii)any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool transferred, or purported to be transferred, to Buyer pursuant to this Agreement (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;
(viii)any failure of such Originator to perform its duties or obligations in accordance with the provisions of any Transaction Document;
(ix)any suit or claim related to the Receivables or Related Assets transferred, or purported to be transferred, to Buyer pursuant to this Agreement (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any such Receivable or Related Asset);
(x)the ownership, delivery, nondelivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Assets (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied);
(xi)the failure by such Originator to notify any Obligor of the assignment pursuant to the terms hereof of any Receivable or Related Assets to Buyer (and subsequently, pursuant to the Receivables Purchase Agreement, to Administrative Agent for the benefit of Purchasers) or the failure to require that all Collections of Receivables be deposited directly in a Lock-Box Account covered by a Lock-Box Agreement;
(xii)the failure by such Originator to comply with the “bulk sales” or analogous Laws of any jurisdiction;
(xiii)(I) any Taxes imposed upon any Originator Indemnified Party or upon or with respect to the Receivables transferred, or purported to be transferred, to Buyer pursuant to this Agreement arising by reason of the purchase or ownership, contribution or sale of such Receivables (or of any interest therein) or Related Assets or any goods which secure any such Receivables or Related Asset or (II) any Taxes for which any Originator Indemnified Party is liable under the Receivables Purchase Agreement, and, in each case, all interest and penalties thereon or with respect thereto, and all costs and expenses related thereto or arising therefrom, including the fees and expenses of counsel in defending against the same, which such Taxes or such amounts relating thereto;

(xiv)any taxes imposed on the Buyer’s income, capital, or revenue, or any liability of the Buyer attributable to Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, operation of law or otherwise;
(xv)any liability of the Buyer for U.S. federal net income tax or any withholding tax or other obligation under Sections 1441, 1446 and 1461 of the Code;
(xvi)any loss arising, directly or indirectly, as a result of the imposition of sales or similar transfer type taxes or the failure by such Originator to timely collect and remit to the appropriate authority any such taxes;
(xvii)any commingling of any Collections by such Originator relating to the Receivables or Related Assets with any of its own funds or the funds of any other Person;
(xviii)the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;
(xix)any failure by any Originator to obtain consent from any Obligor prior to the assignment of any Receivable and Related Assets pursuant to the terms of this Agreement;
(xx)any breach of any Contract as a result of the sale or contribution thereof or any Receivables related thereto pursuant to this Agreement;
(xxi)any inability of such Originator or Buyer to assign any Receivable or other Related Asset as contemplated under the Transaction Documents; or the violation or breach by such Originator of any confidentiality provision, or of any similar covenant of nondisclosure, with respect to any Contract, or any other Indemnified Amount with respect to or resulting from any such violation or breach; or
(xxii)any other amount paid or payable pursuant to Sections 4.3 or 13.6 of the Receivables Purchase Agreement.
(b)AfterTax Basis. Indemnification in respect of such tax, governmental fee or charge shall be in an amount necessary to make such Originator Indemnified Party whole after taking into account any tax consequences to such Originator Indemnified Party of the payment of any of the aforesaid Taxes and the receipt of the indemnity provided hereunder or of any refund of any such Tax previously indemnified hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits which is or was payable by such Originator Indemnified Party.
Section 7.2 Contribution. If for any reason the indemnification provided above in this Article VII is unavailable to an Originator Indemnified Party or is insufficient to hold an Originator Indemnified Party harmless, then each Originator shall contribute to the amount paid or payable by such Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Originator Indemnified Party on the one hand and such Originator on the other hand but also the relative fault of such Originator Indemnified Party as well as any other relevant equitable considerations.

ARTICLE VIII.

MISCELLANEOUS
Section 8.1 Amendments, etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Originator therefrom shall in any event be effective unless the same shall be in writing and signed by Buyer, Administrative Agent and (if an amendment) such Originator, and if such amendment or waiver affects the obligations of the Performance Guarantor, the Performance Guarantor consents in writing thereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No Originator may amend or otherwise modify any other Transaction Document executed by it without the written consent of Buyer and Administrative Agent, and if such amendment or waiver affects the obligations of the Performance Guarantor, the Performance Guarantor consents in writing thereto.
Section 8.2 No Waiver; Remedies. No failure on the part of Buyer or any Originator Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. After the occurrence and during the continuance of an Event of Termination, Buyer (or Administrative Agent as assignee of Buyer’s rights hereunder) shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Receivables and Related Assets)). The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law. Each Originator hereby consents to and agrees to be bound by the specific remedies provisions of Section 10.2(d) of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis. Without limiting the foregoing, BofA, individually and as Administrative Agent, and each Purchaser and Purchaser Agent, and any of their Affiliates (the “Set-off Parties”) are each hereby authorized by the parties hereto, at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to any such Set-off Party to or for the credit to the account of the parties hereto, against all obligations of each Originator, now or hereafter existing under this Agreement or any other Transaction Document (other than in respect of any repayment of Purchasers’ Total Investment or Yield by Buyer pursuant to the Receivables Purchase Agreement), to any Affected Party, any Indemnified Party or any other Affected Party.
Section 8.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, first class postage prepaid or by facsimile, to the intended party at the address, facsimile number or email address of such party set forth in Annex 2 or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when receipt is confirmed by telephone.
Section 8.4 Binding Effect; Assignment. Each Originator acknowledges that institutions providing financing (by way of loans or purchases of Receivables or interests therein) pursuant to the Receivables Purchase Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Receivables Purchase Agreement. Each Originator acknowledges that Buyer’s rights under this Agreement may be assigned to BofA, a Committed Purchaser or a Conduit Purchaser under the Receivables Purchase Agreement, consents to such assignment and to the exercise of those rights directly by BofA, a Committed Purchaser or a Conduit Purchaser to the extent permitted by the Receivables Purchase Agreement and acknowledges and agrees that BofA, individually and as agent, a Committed Purchaser, a Conduit Purchaser and the other Affected Parties and each of their respective successors and assigns are express third party beneficiaries of this Agreement.
Section 8.5 Survival. The rights and remedies with respect to any breach of any representation and warranty made by any Originator or Buyer pursuant to Section 3.2, Article IV the indemnification provisions of Article VII, the provisions of Sections 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.12 and 8.14 shall survive any termination of this Agreement and the provisions of Section 5.3(c) shall survive any termination of CHR or CHRCI as a party to this Agreement other than pursuant to a termination of this Agreement in its entirety.
Section 8.6 Costs, Expenses and Taxes. In addition to its obligations under Section 7, each Originator, jointly and severally, agrees to pay within five (5) Business Days after demand therefor:
(a)all reasonable and documented out-of-pocket costs and expenses incurred by Buyer and any other Originator Indemnified Party in connection with:
(i)the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and any amendment of or consent or waiver under any of the Transaction Documents (whether or not consummated), or the enforcement of, or any actual or claimed breach of, this Agreement or any of the other Transaction Documents, including reasonable accountants’, auditors’, consultants’ and outside legal counsels’ fees and expenses to any of such Persons and the fees and charges of any nationally recognized statistical rating agency or any independent accountants, auditors, consultants or other agents incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing; and
(ii)the administration (including periodic auditing as provided for herein) of this Agreement and the other Transaction Documents and the transactions contemplated thereby, including all reasonable expenses and accountants’, consultants’ and attorneys’ fees incurred in connection with the administration and maintenance of this Agreement and the other Transaction Documents and the transactions contemplated thereby; and
(b)all stamp, franchise and other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to indemnify each Originator Indemnified Party and their respective Affiliates against any liabilities with respect to or resulting from any delay in paying or omission to pay such Taxes and fees.
Section 8.7 Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. This

Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.
Section 8.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF BUYER IN THE RECEIVABLES OR RELATED ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
Section 8.9 Waiver of Jury Trial. EACH ORIGINATOR AND BUYER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.
Section 8.10 Consent to Jurisdiction; Waiver of Immunities. EACH ORIGINATOR AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT:
(a)IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
(b)TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.
Section 8.11 Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 13.8 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis.
Section 8.12 No Proceedings. Each Originator agrees, for the benefit of the parties to the Receivables Purchase Agreement, that it will not institute against Buyer, or join any other Person in instituting against Buyer, any proceeding of a type referred to in the definition of Event of Bankruptcy from the Closing Date until one year and one day after no investment, loan or commitment is outstanding under the Receivables Purchase Agreement. In addition, all amounts payable by Buyer to any Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after Buyer has satisfied all obligations then due and owing under the Receivables Purchase Agreement).
Section 8.13 No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of Buyer contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of Buyer.
Section 8.14 Grant of Security Interest. It is the intention of the parties to this Agreement that the conveyance of each Originator’s right, title and interest in and to the Receivables, the Related Assets and all the proceeds of all of the foregoing to Buyer pursuant to this Agreement shall constitute an absolute and irrevocable purchase and sale or capital contribution, as applicable, and not a loan or pledge. If, notwithstanding the foregoing, the conveyance of the Receivables and the Related Assets to Buyer is characterized by any third party as a loan or pledge, the parties intend that such Originator shall be deemed hereunder to have granted, and such Originator does hereby grant, to Buyer a security interest to secure such Originator’s obligations hereunder in all of such Originator’s now or hereafter existing right, title and interest in, to and under the Receivables and the Related Assets and that this Agreement shall constitute a security agreement under applicable law.
Section 8.15 Binding Terms in Other Transaction Documents. Each Originator hereby makes for the benefit of Program Administrator, Administrative Agent, each Purchaser, each other Secured Party, each of the representations, warranties, covenants, and agreements, and accepts all other binding terms, including the waiver of any rights, which are made applicable to any Originator in any other Transaction Document, each as if the same (together with any provisions incorporated therein by reference) were set forth in full herein.
Section 8.16 Joint and Several Liability. Each of the representations, warranties, covenants, obligations, indemnities and other undertakings of any Originator hereunder shall be made jointly and severally, and are joint and several liabilities of each of the Originators hereunder.
Section 8.17 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
ARTICLE IX.

JOINDER OF ADDITIONAL ORIGINATORS
Section 9.1 Addition of New Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of Buyer and Administrative Agent, provided that the following conditions are satisfied on or before the date of such addition:
(a)Master Servicer shall have given Administrative Agent and Buyer at least thirty (30) days’ prior written notice of such proposed addition and the identity of each such proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as Administrative Agent may reasonably request;

(b)Performance Guarantor shall have executed and delivered to Administrative Agent a Performance Guaranty in form and substance acceptable to Administrative Agent (in its sole discretion) guaranteeing the timely payment and performance of all of each such proposed additional Originator’s obligations hereunder and under each other Transaction Document, if any, to which such proposed Originator is a party in any capacity;
(c)each such proposed additional Originator has executed and delivered to the Buyer and Administrative Agent an agreement substantially in the form attached hereto as Exhibit 9 (a “Joinder Agreement”);
(d)such proposed additional Originator has delivered to Buyer and Administrative Agent each of the documents with respect to such Originator described in Section 5.1 of the Receivables Purchase Agreement;
(e)the Purchase Termination Date shall not have occurred; and
(f)the proposed additional Originator is organized under the laws of the United Sates, any State thereof or the District of Columbia.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
C.H. ROBINSON COMPANY INC.,
as Originator

By: /s/ Brent C. Schoenrock
Name: Brent Schoenrock
Title:    Treasurer

    S-1    BofA/CHR – Receivables Sale Agreement

C.H. ROBINSON WORLDWIDE, INC.,
as Master Servicer

By: /s/ Brent C. Schoenrock
Name: Brent Schoenrock
Title:    Treasurer
    S-2    BofA/CHR – Receivables Sale Agreement

C.H. ROBINSON RECEIVABLES, LLC,
as Buyer

By: /s/ Brent C. Schoenrock
Name: Brent Schoenrock
Title:    Treasurer
    S-3    BofA/CHR – Receivables Sale Agreement

ANNEX 1
UCC DETAILS SCHEDULE
(1)    C.H. Robinson Company Inc.:
(a)    Chief Executive Office

14701 Charlson Road
Eden Prairie, Minnesota 55347

(b)    Locations Where Records Are Kept

14701 Charlson Road
Eden Prairie, Minnesota 55347

(c)    Changes in Location or Name

None

(d)    Jurisdiction of Organization

Minnesota

(e)    True Legal Name

C.H. Robinson Company Inc.

    Annex 1, Page 1

ANNEX 2
NOTICE INFORMATION
If to an Originator, to the following, as applicable:
C.H. Robinson Company Inc.
14701 Charlson Road
Eden Prairie, Minnesota 55347
Attention: Brent Schoenrock
Tel: (xxx) xxx-xxxx
Email: xxxxxx

If to Buyer:

C.H. Robinson Receivables, LLC
14701 Charlson Road
Eden Prairie, Minnesota 55347
Attention: Brent Schoenrock
Tel: (xxx) xxx-xxxx
Email: xxxxxx

With a copy to each Committed Purchaser, each Conduit Purchaser and Administrative Agent at their respective addresses set forth in the Receivables Purchase Agreement.

    Annex 2, Page 1

Exhibit 2.3(d)
FORM OF NOTE
NON-NEGOTIABLE SUBORDINATED NOTE
as of [ ], 20__
FOR VALUE RECEIVED, the undersigned, C.H. Robinson Receivables, LLC, a Delaware limited liability company (“Buyer”), promises to pay to [________________, a ________________] (“Company”), on the terms and subject to the conditions set forth herein and in the Receivables Sale Agreement referred to below, the aggregate unpaid purchase price of all Receivables and Related Assets purchased, acquired and to be purchased or acquired by Buyer pursuant to the Receivables Sale Agreement. Such amount as shown in the records of the Master Servicer shall be rebuttable presumptive evidence of the principal amount owing under this Note.
1.    Receivables Sale Agreement. This note (this “Note”) is one of the Subordinated Notes described in Section 2.3(d) of, and is subject to the terms and conditions set forth in, the Receivables Sale Agreement, dated as of November 19, 2021 (as the same may be amended, supplemented, or otherwise modified in accordance with its terms, the “Receivables Sale Agreement”), among Company, as Originator, the Originators party thereto, the Master Servicer and Buyer. Reference is hereby made to the Receivables Sale Agreement for a statement of certain other rights and obligations of Buyer and Company. In the case of any conflict between the terms of this Note and the terms of the Receivables Sale Agreement, the terms of the Receivables Sale Agreement shall control.
2.    Definitions; Interpretation. Capitalized terms used (but not defined) herein have the meanings ascribed thereto in (or by reference in) the Receivables Sale Agreement, and this Note shall be interpreted in accordance with Section 1.2 of the Receivables Sale Agreement. In addition, as used herein, the following terms have the following meanings:
“Final Maturity Date” means the date that falls a year and a day after the later of (a) the Purchase Termination Date and (b) the Final Payout Date.
“Junior Liabilities” means all obligations of Buyer to Company under this Note or to any other Originator, if applicable, under any other Subordinated Notes described in Section 2.3(d) of the Receivables Sale Agreement.
“Senior Interests” means (a) the Asset Interest acquired by Administrative Agent for the benefit of Purchasers pursuant to the Receivables Purchase Agreement, and (b) all obligations of Buyer to the Senior Interest Holders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due on or before the Final Maturity Date.
“Senior Interest Holders” means, collectively, each Committed Purchaser, each Conduit Purchaser, Administrative Agent and the other Affected Parties and their permitted assigns.
“Subordination Provisions” is defined in Section 7 hereof.
3.    Interest. Subject to the Subordination Provisions, Buyer promises to pay interest on the aggregate unpaid principal amount of this Note outstanding on each day at a variable rate determined to be a fair market rate from time to time by and between Buyer and Company, with
    Exhibit 2.3(d), Page 1

reference to market conditions, which rate shall in no instance be lower than the sum of 1%, plus the one-month LIBOR rate announced from time to time by the British Bankers Association.
4.    Interest Payment Dates. Subject to the Subordination Provisions, Buyer shall pay accrued interest on this Note for each Settlement Period on each Settlement Date (or on such earlier date as Buyer may elect from time to time) and on the Final Maturity Date (or, if any such day is not a Business Day, the next succeeding Business Day). Buyer also shall pay accrued interest on the principal amount of each prepayment hereof on the date of each such prepayment.
5.    Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 360-day year.
6.    Principal Payment Dates. Subject to the Subordination Provisions, any unpaid principal of this Note shall be paid on the Final Maturity Date (or, if such date is not a Business Day, the next succeeding Business Day). Subject to the Subordination Provisions, the principal amount of and accrued interest on this Note may be prepaid on any Business Day without premium or penalty.
7.    Subordination Provisions. Buyer covenants and agrees, and Company, by its acceptance of this Note, likewise covenants and agrees, in each case, for the benefit of the other and for the benefit of the Senior Interest Holders, that the payment of all Junior Liabilities is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests, and any payment hereunder is pari passu in right of payment and performance to all other Junior Liabilities, to the extent and in the manner set forth in the following clauses of this Section 7 (the “Subordination Provisions”):
    (a)    No payment or other distribution of Buyer’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Note except to the extent such payment or other distribution is made pursuant to Sections 4 or 6 of this Note;
(b)    (i) In the event of any Event of Bankruptcy involving Buyer, and (ii) on and after the occurrence of the Purchase Termination Date, the Senior Interests shall first be indefeasibly paid and performed in full and in cash before the Company shall be entitled to receive and to retain any payment or distribution in respect of this Note. In order to implement the foregoing: (A) all payments and distributions of any kind or character in respect of this Note to which Company would be entitled except for this subsection 7(b) shall be made directly to Administrative Agent (for the benefit of the Senior Interest Holders); and (B) Company hereby irrevocably agrees that Administrative Agent, in the name of Company or otherwise, may demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such proceeding with respect to any and all claims of Company relating to this Note, in each case until the Senior Interests shall have been indefeasibly paid and performed in full and in cash.
(c)    In the event that Company receives any payment or other distribution of any kind or character from Buyer or from any other source whatsoever, in respect of this Note, other than as expressly permitted by the terms of this Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall immediately be turned over in cash by the Company to Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests have been indefeasibly paid and performed in full and in cash. All payments and distributions received by Administrative Agent in respect of this Note, to the extent received in or converted into cash, may be applied by Administrative Agent (for the benefit of the Senior Interest Holders) first, to the payment of any and all expenses (including, without limitation, attorneys’ fees and other legal expenses) paid or incurred by Administrative Agent or the Senior
    Exhibit 2.3(c), Page 2

Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon the Junior Liabilities, and second, any balance thereof shall, solely as between any Originator (including Company hereunder) and the Senior Interest Holders, be applied by Administrative Agent toward the payment of the Senior Interests in a manner determined by Administrative Agent to be in accordance with the Receivables Purchase Agreement; but as between Buyer and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests.
(d)    Upon the indefeasible payment in full and in cash of all Senior Interests, the Company shall be subrogated to the rights of the Senior Interest Holders to receive payments or distributions from Buyer that are applicable to the Senior Interests until this Note is indefeasibly paid and performed in full in cash.
(e)    These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Company, on the one hand, and the Senior Interest Holders, on the other hand. Nothing contained in the Subordination Provisions or elsewhere in this Note is intended to or shall impair, as between Buyer, its creditors (other than the Senior Interest Holders) and the Company, Buyer’s obligation, which is unconditional and absolute, to pay this Note as and when the same shall become due in accordance with the terms hereof and of the Receivables Sale Agreement or to affect the relative rights of the Company and creditors of Buyer (other than the Senior Interest Holders).
(f)    Company shall not, until the Senior Interests have been indefeasibly paid and performed in full and in cash: (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Note, or any rights in respect thereof or (ii) convert this Note into an equity interest in Buyer, unless, in the case of each of clauses (i) and (ii) above, Company shall have received the prior written consent of Administrative Agent.
(g)    Company shall not commence, or join with any other Person in commencing, any proceedings related to an Event of Bankruptcy with respect to Buyer until at least one year and one day shall have passed since the Senior Interests shall have been indefeasibly paid and performed in full and in cash.
(h)    If, at any time, any payment (in whole or in part) made with respect to any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with any Event of Bankruptcy or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made.
(i)    Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice or demand to Company, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property securing any of the Senior Interests pursuant to, and to the extent set forth in, the Transaction Documents; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests in accordance with the Transaction Documents; (iv) amend, supplement, or otherwise modify any Transaction Document in accordance with the terms thereof; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more
    Exhibit 2.3(c), Page 3

periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.
(j)    Company agrees that this Note shall be pari passu with all other Junior Liabilities.
(k)    Company hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon the Senior Interests, or any thereof, or any security therefor.
(l)    These Subordination Provisions constitute a continuing offer from Buyer to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.
8.    Cumulative Remedies; Amendments, Etc. No failure or delay on the part of Company in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless (a) the same shall be in writing and signed and delivered by Buyer and Company and acknowledged and agreed to by Administrative Agent, and (b) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.
9.    Limitation on Interest. Notwithstanding anything in this Note to the contrary, Buyer shall never be required to pay unearned interest on any amount outstanding hereunder, and shall never be required to pay interest on the principal amount outstanding hereunder, at a rate in excess of the maximum interest rate that may be contracted for, charged or received without violating applicable federal or state law.
10.    Negotiation. This Note is not negotiable.
11.    Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
12.    Captions. Paragraph captions used in this Note are provided solely for convenience of reference only and shall not affect the meaning or interpretation of any provision of this Note.
[Signature Follows]
IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed as of the date hereof.
C.H. ROBINSON RECEIVABLES, LLC
By:_____________________________________
Name:
Title:
    Exhibit 2.3(c), Page 4

Exhibit 5.3
FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is furnished pursuant to that certain Receivables Sale Agreement dated as of November 19, 2021 among the various originators from time to time party thereto (the “Originators”), the Master Servicer and C.H. Robinson Receivables, LLC (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement (including those incorporated by reference therein).
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected ________________ of Originator.
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Originator and its Subsidiaries during the accounting period covered by the attached financial statements.
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Termination or an Unmatured Event of Termination, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.
4.    Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Originator has taken, is taking, or proposes to take with respect to each such condition or event:
The foregoing certifications and the financial statements delivered with this Certificate in support thereof, are made and delivered as of the _____ day of _____________, 20__.

By:_____________________________________
Name:
Title:
    Exhibit 5.3, Page 1

Exhibit 9
FORM OF JOINDER AGREEMENT
JOINDER AGREEMENT
THIS JOINDER AGREEMENT is executed and delivered by ____________________, a ____________________ (“New Originator”), in favor of C.H. Robinson Receivables, LLC, a Delaware limited liability company, as purchaser (“Buyer”), with respect to that certain Receivables Sale Agreement, dated as of November 19, 2021, by and among the various originators from time to time party thereto (the “Originators”), the Master Servicer and Buyer (as amended, restated, supplemented and otherwise modified from time to time, the “Sale Agreement”). Capitalized terms used and not otherwise defined are used with the meanings attributed thereto in the Sale Agreement (including those incorporated by reference therein).
Subject to receipt of counterparts hereof signed by the signatories below, by its signature below, New Originator hereby absolutely and unconditionally agrees to become a party to the Sale Agreement as an Originator thereunder and to be bound by all of the provisions thereof, and hereby makes as to itself, as of the date hereof, each of the representations and warranties in Section 4 of the Sale Agreement.
Attached hereto are amended and restated versions of Annexes 1 and 2 to the Sale Agreement incorporating relevant information with respect to the New Originator. After giving effect to the amendments and restatements embodied therein, each of the representations and warranties contained in Sections 4.1 and 4.2 of the Sale Agreement will be true and correct as to New Originator.
The provisions of Section 8 of the Sale Agreement are incorporated in this Joinder Agreement by this reference with the same force and effect as if set forth in full herein except that references in such Section 8 to “this Agreement” shall be deemed to refer to “this Joinder Agreement and to the Sale Agreement as modified by this Joinder Agreement.”
Delivered herewith are each of the documents, certificates and opinions required to be delivered by New Originator pursuant to Section 9.1 of the Sale Agreement.
Please acknowledge your consent to New Originator’s joinder to the Sale Agreement by signing the enclosed copy hereof in the appropriate space provided below.
[signature pages follow]
    Exhibit 9, Page 1

IN WITNESS WHEREOF, New Originator has executed this Joinder Agreement as of the _____ day of ____________________.
[NEW ORIGINATOR]

By:_____________________________________
Name:
Title:

Each of the undersigned hereby consents
to New Originator’s joinder to the Sale Agreement:
BANK OF AMERICA, N.A.,
as Administrative Agent
By:________________________________________
Name:
Title:

C.H. ROBINSON RECEIVABLES, LLC,
as Buyer

By:________________________________________
Name:
Title:

C.H. ROBINSON WORLDWIDE, INC.,
as Performance Guarantor
By:________________________________________
Name:
Title:

    Exhibit 9, Page 2